UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):                                       December 15, 2004

Abgenix, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-24207	94-3248826
(Commission File Number)	(IRS Employer Identification No.)

6701 Kaiser Drive, Fremont California	94555
(Address of Principal Executive Offices)	(Zip Code)

510-284-6500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02               Unregistered Sales of Equity Securities

On December 15, 2004, Abgenix, Inc. (the “Company”) entered into a definitive agreement to offer and sell $225 million aggregate principal amount of 1.75% Convertible Senior Notes due 2011 (the “Notes”) in a private placement to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act.   In addition, the Company has granted the initial purchasers of the Notes an option to purchase up to an additional $75 million aggregate principal amount of the Notes.  The Notes will be convertible into shares of the Company’s common stock at an initial conversion rate of 78.0153 shares per $1,000 principal amount of Notes (which is equivalent to a conversion price of approximately $12.82 per share).  The offering will generate aggregate proceeds of approximately $217.8 million (approximately $290.5 million if the initial purchasers exercise in full their option to purchase additional Notes). Aggregate estimated offering expenses in connection with the transaction, including initial purchasers’ discounts and commissions, will be approximately $7.2 million (approximately $9.5 million if the initial purchasers exercise in full their option to purchase additional Notes). The offering is expected to close on December 21, 2004.

Item 8.01                                             Other Events

On December 15, 2004, Abgenix, Inc. issued a press release announcing that it had priced its previously announced private placement of its Convertible Senior Notes due 2011.  A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01                                             Financial Statements and Exhibits

(c)             Exhibits.

Exhibit No.	Description

99.1	Press Release of Abgenix, Inc. dated December 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABGENIX, INC.

Dated: December 16, 2004	By:	/s/ H. Ward Wolff
H. Ward Wolff
Chief Financial Officer and Senior Vice President, Finance

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release of Abgenix, Inc. dated December 15, 2004